February 22, 2023 Brian Mulroy Dear Brian: On behalf of Semrush Holdings, Inc. (the “Company”), I am pleased to offer employment to you. The purpose of this letter is to outline the initial terms of your employment. Position: Your position with the Company will be Chief Financial Officer. Start Date: Unless otherwise agreed, your first day of employment will be April 3, 2023 Direct Report: You will report to Oleg Shchegolev, Founder & CEO. Salary: Your annual salary shall be $400,000 and will be paid in accordance with the Company’s standard payroll schedule. Your salary is subject to periodic review and adjustment at the Company’s discretion. Bonus: Your target bonus is $400,000 and the bonus rate will be set in accordance with the Executive Incentive Plan (30% budget, 100% target, 200% max). Whether a bonus is awarded, the criteria and metrics for such bonus, the target bonus amount, and the actual amount of any bonus each will be subject to the Company’s discretion. To earn any bonus, you must be employed by the Company on the date the bonus is paid. Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, including health, life, disability, and dental insurance, subject in each case to the terms of the Company’s benefit plans in effect from time to time. The Company reserves the right to alter or eliminate any benefit at its discretion. Healthcare coverage: Medical, vision, and dental health coverage is provided in conjunction with your selection of a healthcare coverage plan. You will be eligible for health care as of the first day of the first full month following your start date listed above. All insurance premium payments shall be split between you and the Company consistent with the plans made available to all full time employees in your location of employment.

Paid Time Off: You shall be entitled to take time off in accordance with the Company’s “Trust PTO Policy”. Under this policy, we do not limit the amount of vacation an eligible employee can take. That is, you can request any number of days off. Although eligible employees have no set limits regarding the total amount of vacation they can take in a given year, vacation requests will be subject to business needs and obligations. 401K: All employees are eligible to opt-in to the 401K plan starting 30 days from date of hire. All participants must be 21 years of age. Equity: You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Board of Directors. We will recommend to the Board of Directors that you are granted an equity award with a grant date value of $2,500,000. This award will be issued as $1,250,000 in stock options and $1,250,000 in restricted stock units (RSUs) vesting over 4 years, with an initial 25% of the equity vesting in one year and then 75% vesting over the remaining 3 years. In addition, we will also recommend to the Board of Directors that you are granted an RSU award with a grant date value of $1,600,000, with such award vesting in full on the one year anniversary date of your employment with the Company. Your grants will be subject to full accelerated vesting in the event your employment with the Company is terminated in connection with a change in control of the Company. The awards are subject to the terms of the 2021 Stock Option and Incentive Plan, the vesting terms approved by the Board of Directors, and any associated award agreement required to be entered into by you and the Company. Any future awards will be subject to approval by the Board of Directors and the terms of the applicable award agreement and equity plan documents. The 2021 Stock Option and Incentive Plan, any other or subsequent equity plans, and all award agreements thereunder shall be referred to herein as the "Equity Documents". In the event of any conflict between this letter and the Equity Documents, the Equity Documents shall control. Representation Regarding Other Obligations: You represent that you have provided to the Company a copy of any confidentiality, non-competition, non-solicitation or other restrictive covenant agreement you have with your current employer. If you have entered into any other agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. This offer is conditioned on your representation that (i) you are not subject to any confidentiality, non-competition, non-solicitation or other agreement or obligation that may affect your ability to devote full time and attention to your work at the Company; and (ii) you will not bring with you, use or disclose any confidential information from any former employer or service recipient. Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms and conditions of employment outlined in this letter are subject to change at any time by the Company at its discretion. You also must sign the Company’s standard (the “Employee Agreement”) as a condition of your employment. A copy of that Employee Agreement is enclosed and incorporated herein by reference. This letter and the

Employee Agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company, and supersedes any prior agreements, representations, or understandings (whether written, oral, or implied) between you and the Company. By signing below, you agree that you are not relying on any representation, communication, or understanding with or from the Company (including any Company employee or agent). Unless otherwise expressly provided in the Employee Agreement, any disputes between you and the Company shall be governed by Massachusetts law and shall be heard exclusively in the state and federal courts of Massachusetts. You and the Company waive any right to a jury trial in the event of such dispute. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States, as well as your satisfactory completion of reference and background checks. Please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than February 23, 2023, after which this offer will expire. Very truly yours, [iii /s/ 0�$1:rehegolev Founder & CEO Acknowledged and Agreed: 2/22/2023 Date Date 2/23/2023 /s/